RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  RALLY'S, INC.



         1.       The Corporation's name shall be Rally's, Inc.
         2.       The Corporation's duration shall be perpetual.
         3.       The Corporation shall be for profit.
         4. The Corporation's purposes shall be to engage in the food and restaurant business and any and all other lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.
         5. Authorized Shares. 1) The total number of shares of all classes of stock which the Corporation shall have authority to issue is $55,000,000 shares, of which 5,000,000 shares are to be Preferred Stock, $.10 par value per share ("Preferred Stock"), and 50,000,000 shares are to be Common Stock, $.10 par value per share ("Common Stock"). Holders of Common Stock shall have the right to cast one vote for each share held of record on all matters submitted to a vote of the holders of Common Stock.
                  (2) The Preferred Stock may be created and issued from time to time in one or more series with such designations, preferences, limitations, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions thereof as determined by the Board of Directors, or the Executive Committee thereof, and shall be set forth in duly adopted resolutions in accordance with the Delaware General Corporation Law, as amended.
         6. The address of the Corporation's initial registered office shall be
                           229 South State Street
                           Dover, Kent County, Delaware 19901
The name of the Corporation's initial registered agent at that address shall be The Prentice-Hall Corporation System, Inc.

         7. The number of directors constituting the Corporation's initial Board of Directors shall be one. The member of the initial Board of Directors shall be
                           Richard F. Sherman
                           10000 Shelbyville Road
                           Louisville, Kentucky  40223
         8. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all of the members of the Board of Directors consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors.
         9. No stockholder shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into stock.
         10.      (Reserved).
         11. If any stockholder or stockholders shall enter into with any stockholder or stockholders or with the Corporation any agreement imposing any restrictions upon the transfer of shares of capital stock of the Corporation and shall deliver a copy of the agreement to the Secretary to be kept on file at the Corporation's registered office, then the shares subject to such restrictions shall be transferable only in accordance with such agreement and may be transferred on the stock transfer books of the Corporation only in accordance with such agreement.
         12. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
         13. The name and address of the incorporator are C. Edward Glasscock, 1600 Citizens Plaza, Louisville, Kentucky 40202.
         14. The powers of the incorporator shall terminate upon the filing of the Certificate of Incorporation.
         15. The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.
         16. (a) Current and former directors and officers of the Corporation (and their heirs, executors and administrators) shall be indemnified to the maximum extent permitted or mandated by, and in accordance with, the Delaware General Corporation Law, as amended from time to time. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
                  (b) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or who while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.